Exhibit 4.7

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 31, 2007, among WPT LLC, a Delaware limited liability company, Westlake Polymers LLC, a Delaware limited liability company, Westlake Petrochemicals LLC, a Delaware limited liability company, and Westlake Styrene LLC, a Delaware limited liability company (together, the “Guaranteeing Subsidiaries,” and individually, the “Guaranteeing Subsidiary”), subsidiaries of Westlake Chemical Corporation, a Delaware corporation (the “Company”), the Company, the other Subsidiary Guarantors (as defined in the Indenture referred to herein) and The Bank of New York Trust Company, N.A., as trustee under the Second Supplemental Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the Subsidiary Guarantors have heretofore executed and delivered to the Trustee an indenture dated as of January 1, 2006, as supplemented by that certain Second Supplemental Indenture dated as of November 1, 2007 (as so supplemented, the “Indenture”), providing for the issuance of the Company’s 6 3/4% Senior Notes due 2032 (the “Notes”);

WHEREAS, Section 4.16 of the Second Supplemental Indenture provides that under certain circumstances the Domestic Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the such Domestic Subsidiary shall unconditionally guarantee all of the Company’s payment obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”);

WHEREAS, Section 9.01(4) of the Indenture provides that, without the consent of any Holder (as defined therein), the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture to add guarantees of or additional obligors on the Notes or the Note Guarantees; and

WHEREAS, the Company and the Subsidiary Guarantors, pursuant to the foregoing authority, propose to amend and supplement the Indenture in certain respects to provide for the Note Guarantee of the Guaranteeing Subsidiaries.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guaranteeing Subsidiaries, the other Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.    CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.    AGREEMENT TO GUARANTEE. Each Guaranteeing Subsidiary hereby agrees as follows:

SECTION 2.01    Guarantee.

(a)    Notwithstanding any provision of this Section 2 to the contrary, the provisions of this Section 2 relating to the Guaranteeing Subsidiaries shall be applicable only to, and inure solely to the benefit of, the Securities of any series designated, pursuant to Section 2.01 of the Indenture, as entitled to the benefits of the related Guarantee of each of the Guaranteeing Subsidiaries.

(b)    For value received, each of the Guaranteeing Subsidiaries hereby fully, unconditionally and absolutely guarantees (each, a “Guarantee”) to the Holders and to the Trustee the due and punctual payment of the principal of, and premium, if any, and interest on the Securities and all other amounts due and payable under the Indenture and the Securities by the Company, when and as such principal, premium, if any, and interest shall become due and payable, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, according to the terms of the Securities and the Indenture, subject to the limitations set forth in Section 2.03.

(c)    Failing payment when due of any amount guaranteed pursuant to the related Guarantee, for whatever reason, each of the Guaranteeing Subsidiaries will be jointly and severally obligated to pay the same immediately. Each of the Guarantees hereunder is intended to be a general, unsecured, unsubordinated obligation of the related Guaranteeing Subsidiary and will rank pari passu in right of payment with all Debt of such Guaranteeing Subsidiary that is not, by its terms, expressly subordinated in right of payment to such Guarantee. Each of the Guaranteeing Subsidiaries hereby agrees that its obligations hereunder shall be full, unconditional and absolute, irrespective of the validity, regularity or enforceability of the Securities, its Guarantee, the Guarantee of any other Subsidiary Guarantor or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Securities with respect to any provisions hereof or thereof, the recovery of any judgment against the Company or any Subsidiary Guarantor, or any action to enforce the same or any other circumstances which might otherwise constitute a legal or equitable discharge or defense of the Guaranteeing Subsidiaries. Each of the Guaranteeing Subsidiaries hereby agrees that in the event of a default in payment of the principal of, or premium, if any, or interest on the Securities of such series, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, legal proceedings may be instituted by the Trustee on behalf of the Holders or, subject to Section 6.06 of the Indenture, by the Holders, on the terms and conditions set forth in the Indenture, directly against such Guaranteeing Subsidiary to enforce such Guarantee without first proceeding against the Company or any other Subsidiary Guarantor.

(d)    The obligations of each of the Guaranteeing Subsidiaries under this Section 2 shall be as aforesaid full, unconditional and absolute and shall not be impaired, modified, released or limited by any occurrence or condition whatsoever, including, without limitation, (i) any compromise, settlement, release, waiver, renewal, extension, indulgence or modification of, or any change in, any of the obligations and liabilities of the Company or any of the Subsidiary Guarantors contained in the Securities or the Indenture, (ii) any impairment, modification, release or limitation of the liability of the Company, any of the Subsidiary Guarantors or any of their estates in bankruptcy, or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of any applicable Bankruptcy

Law, as amended, or other statute or from the decision of any court, (iii) the assertion or exercise by the Company, any of the Subsidiary Guarantors or the Trustee of any rights or remedies under the Securities or the Indenture or their delay in or failure to assert or exercise any such rights or remedies, (iv) the assignment or the purported assignment of any property as security for the Securities, including all or any part of the rights of the Company or any of the Subsidiary Guarantors under the Indenture, (v) the extension of the time for payment by the Company or any of the Subsidiary Guarantors of any payments or other sums or any part thereof owing or payable under any of the terms and provisions of the Securities or the Indenture or of the time for performance by the Company or any of the Subsidiary Guarantors of any other obligations under or arising out of any such terms and provisions or the extension or the renewal of any thereof, (vi) the modification or amendment (whether material or otherwise) of any duty, agreement or obligation of the Company or any of the Subsidiary Guarantors set forth in the Indenture, (vii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting, the Company or any of the Subsidiary Guarantors or any of their respective assets, or the disaffirmance of the Securities, the Guarantee or the Indenture in any such proceeding, (viii) the release or discharge of the Company or any of the Subsidiary Guarantors from the performance or observance of any agreement, covenant, term or condition contained in any of such instruments by operation of law, (ix) the unenforceability of the Securities of such series, the related Guarantees or the Indenture or (x) any other circumstances (other than payment in full or discharge of all amounts guaranteed pursuant to the related Guarantees) which might otherwise constitute a legal or equitable discharge of a surety or guarantor.

(e)    Each of the Guaranteeing Subsidiaries hereby (i) waives diligence, presentment, demand of payment, filing of claims with a court in the event of the merger, insolvency or bankruptcy of the Company or any of the Subsidiary Guarantors, and all demands whatsoever, (ii) acknowledges that any agreement, instrument or document evidencing its Guarantee may be transferred and that the benefit of its obligations hereunder shall extend to each holder of any agreement, instrument or document evidencing its Guarantee without notice to it and (iii) covenants that its Guarantee will not be discharged except by complete performance of such Guarantee. Each of the Guaranteeing Subsidiaries further agrees that if at any time all or any part of any payment theretofore applied by any Person to its Guarantee is, or must be, rescinded or returned for any reason whatsoever, including, without limitation, the insolvency, bankruptcy or reorganization of the Company or any of the Subsidiary Guarantors, such Guarantee shall, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence notwithstanding such application, and such Guarantee shall continue to be effective or be reinstated, as the case may be, as though such application had not been made.

(f)    Each of the Guaranteeing Subsidiaries shall be subrogated to all rights of the Holders and the Trustee against the Company in respect of any amounts paid by such Guaranteeing Subsidiaries pursuant to the provisions of the Indenture; provided, however, that such Guaranteeing Subsidiaries, shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation until all of the Securities of such series and the related Guarantees shall have been paid in full or discharged.

SECTION 2.2    Execution and Delivery of Guarantees.

To further evidence its Guarantee set forth in Section 2.01, each of the Guaranteeing Subsidiaries hereby agrees that a notation relating to such Guarantee (the “Notation of Guarantee”), substantially in the form attached hereto as Annex A to the Indenture, shall be endorsed on each Security of the series entitled to the benefits of such Guarantee authenticated and delivered by the Trustee, which Notation of Guarantee shall be executed by either manual or facsimile signature of an Officer of such Guaranteeing Subsidiary. Each of the Guaranteeing Subsidiary hereby agrees that its Guarantee set forth in Section 2.01 shall remain in full force and effect notwithstanding any failure to endorse on each Security the Notation of Guarantee relating to such Guarantee. If any Officer of such Guaranteeing Subsidiary, whose signature is on the Indenture or the Notation of Guarantee no longer holds that office at the time the Trustee authenticates such Security or at any time thereafter, the Guarantee of such Security shall be valid nevertheless. The delivery of any Security of a series entitled to the benefits of a Guarantee under this Section 2 by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in the Indenture on behalf of each Guaranteeing Subsidiary.

SECTION 2.03    Limitation on Liability of the Guaranteeing Subsidiaries.

Each Guaranteeing Subsidiary and by its acceptance hereof each Holder of a Security of a series entitled to the benefits of a Guarantee under this Section 2 hereby confirms that it is the intention of all such parties that the guarantee by such Guaranteeing Subsidiary pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of any federal or state law. To effectuate the foregoing intention, the Holders of a Security entitled to the benefits of such Guarantee and the Guaranteeing Subsidiaries hereby irrevocably agree that the obligations of each Guaranteeing Subsidiary under its Guarantee shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guaranteeing Subsidiary and to any collections from or payments made by or on behalf of any other Subsidiary Guarantors in respect of the obligations of such other Subsidiary Guarantors under its Guarantee, result in the obligations of such Guaranteeing Subsidiary under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

SECTION 2.04    Release of Guaranteeing Subsidiaries from Guarantee.

(a)    Notwithstanding any other provisions of the Indenture, the Guarantee of any Guaranteeing Subsidiary may be released upon the terms and subject to the conditions set forth in this Section 2.04. Provided that no Default shall have occurred and shall be continuing under the Indenture, any Guarantee incurred by a Guaranteeing Subsidiary pursuant to this Section 2 shall be unconditionally released and discharged (i) automatically upon (A) any sale, exchange or transfer, whether by way of merger or otherwise, to any Person that is not an Affiliate of the Company, of all of the Company’s direct or indirect equity interests in such Guaranteeing Subsidiary (provided such sale, exchange or transfer is not prohibited by the Indenture) or (B) the merger of such Guaranteeing Subsidiary into the Company or any other Subsidiary Guarantor or the liquidation and dissolution of such Guaranteeing Subsidiary (in each case to the extent not prohibited by the Indenture) or (ii) following delivery of a written notice of such release or discharge by the Company to the Trustee, upon the release or discharge of all guarantees by such Guaranteeing Subsidiary of any Debt of the Company other than obligations arising under the Indenture and any Securities issued thereunder, except a discharge or release by or as a result of payment under such guarantees.

(b)    The Trustee shall deliver an appropriate instrument evidencing any release of a Guaranteeing Subsidiary from its Guarantee upon receipt of a written request of the Company accompanied by an Officers’ Certificate and an Opinion of Counsel that the Guaranteeing Subsidiary is entitled to such release in accordance with the provisions of the Indenture. If the Guaranteeing Subsidiary is not so released it shall remain liable for the full amount of principal of (and premium, if any, on) and interest on the Securities entitled to the benefits of such Guarantee as provided in the Indenture, subject to the limitations of Section 2.03.

SECTION 2.05    Contribution.

In order to provide for just and equitable contribution among the Subsidiary Guarantors, the Guaranteeing Subsidiaries hereby agree, inter se, that in the event any payment or distribution is made by any Subsidiary Guarantor (a “Funding Guarantor”) under its Guarantee, such Funding Guarantor shall be entitled to a contribution from each other Subsidiary Guarantor (as applicable) in a pro rata amount based on the net assets of each Subsidiary Guarantor (including the Funding Guarantor) for all payments, damages and expenses incurred by that Funding Guarantor in discharging the Company’s obligations with respect to the Securities of a series entitled to the benefits of a Guarantee under this Section 2 or any other Subsidiary Guarantor’s obligations with respect to its Guarantee of such series of Securities.

3.    NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

4.    COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

5.    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

6.    THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries, the other Guarantors and the Company.

7.    TRUST INDENTURE ACT CONTROLS. If any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties will control.

8.    SUPPLEMENTAL INDENTURE INCORPORATED INTO INDENTURE. The terms and conditions of this Supplemental Indenture shall be deemed to be part of the Indenture for all purposes with respect to the Notes and the Note Guarantees. The Indenture is hereby incorporated by reference herein and, as supplemented by this Supplemental Indenture, is in all respects adopted, ratified and confirmed.

9.    NOTES DEEMED CONFORMED. As of the date hereof, the provisions of the Notes shall be deemed to be conformed, without the necessity for any reissuance or exchange of such Note or any other action on the part of the Holders, the Company, any Guarantor or the Trustee, so as to reflect this Supplemental Indenture.

10.    SUCCESSORS. All agreements of the Guaranteeing Subsidiaries in the Indenture will bind its successors, except as otherwise provided in Section 2.

11.    SEVERABILITY. In case any provision in this Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: December 31, 2007

COMPANY:

WESTLAKE CHEMICAL CORPORATION

By:	/s/ Albert Chao
Albert Chao President and Chief Executive Officer

GUARANTEEING SUBSIDIARIES:

WPT LLC

By:	/s/ Albert Chao
Albert Chao President

WESTLAKE POLYMERS LLC

By:	/s/ Albert Chao
Albert Chao President

WESTLAKE PETROCHEMICALS LLC

By:	/s/ Albert Chao
Albert Chao President

WESTLAKE STYRENE LLC

By:	/s/ Albert Chao
Albert Chao President

EXISTING GUARANTORS:

GVGP, Inc.

North American Bristol Corporation

Westlake Chemical Investments, Inc.

Westlake Ethylene Pipeline Corporation

Westlake Longview Corporation

Westlake Management Services, Inc.

Westlake NG I Corporation

Westlake Olefins Corporation

Westlake PVC Corporation

Westlake Resources Corporation

Westlake Supply and Trading Company

Westlake Vinyl Corporation

Westlake Vinyls Company LP,

By GVGP, Inc., its General Partner

Westlake Vinyls, Inc.

WPT LP,

By Westlake Chemical Holdings, Inc.

  its General Partner

By:	/s/ Albert Chao
Name: Albert Chao Title: President

Geismar Holdings, Inc. Westlake Development Corporation

By:	/s/ R. Michael Looney
Name: R. Michael Looney Title: President

North American Pipe Corporation Westech Profiles Limited Van Buren Pipe Corporation Westech Building Products, Inc.

By:	/s/ Wayne D. Morse
Name: Wayne D. Morse Title: President

Trustee: THE BANK OF NEW YORK TRUST COMPANY, N.A.

By:	/s/ Charles W. Spivey
Authorized Signatory

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